CCMI FUNDS

                                Amendment No. 10
                                       to
                              DECLARATION OF TRUST
                             Dated December 11, 1991


   THIS Declaration of Trust is amended, effective July 21, 2003, as follows:

     A. Strike the first paragraph of Section 1 of Article IV in its entirety from the Declaration of Trust and substitute in its place the following:

                  SECTION 1.        MANAGEMENT OF THE TRUST
                  ---------         -----------------------

The business and affairs of the Trust shall be managed by the Trustees, and they shall have all powers necessary and desirable to carry out that responsibility. The Trustees who shall service until the election of Trustees at the Meeting of Shareholders subsequent to the initial public offering of Shares shall be Timothy L. Ashburn, Ronald C. Tritschler, Gary E. Hippenstiel, Stephen A. Little and Daniel Condon


     The undersigned hereby certify that the above-stated amendments are true and correct Amendments to the Declaration of Trust, as adopted by the Board of Trustees of the Trust at a meeting on the 21st day of July, 2003.



/s/                                                  /s/
--------------------------------                     --------------------------
Timothy L. Ashburn                                   Ronald C. Tritschler


/s/                                                  /s/
--------------------------------                     --------------------------
Gary E. Hippenstiel                                  Stephen A. Little